Exhibit (a)(1)(i)

OFFERING CIRCULAR

BELDEN CDT INC.

Exchange Offer for Any or All Outstanding
4.00% Convertible Subordinated Debentures due 2023

(CUSIP Nos. 126924 AA 7 and 126924 AB 5
ISIN Nos. US126924AA79 and US126924AB52)

The exchange offer will expire at 5:00 p.m., New York City time, on April 2, 2007 unless further extended or earlier terminated by us.

The Exchange Offer

We are offering to exchange an equal amount of new 4.00% Convertible Subordinated Debentures due 2023, or new debentures, for all of our currently outstanding 4.00% Convertible Subordinated Debentures due 2023 issued in July 2003, or old debentures. In addition, we will pay a cash exchange fee of $2.50 per $1,000 principal amount of old debentures validly tendered, not withdrawn and accepted for new debentures.

The terms of the new debentures will be substantially similar to the terms of the old debentures, with the following modifications:

•	Net Share Settlement Upon Conversion. The new debentures will be convertible into cash or, at our option, cash and shares of our common stock based on an initial conversion rate of 55.9942 shares per $1,000 principal amount of new debentures (which represents an initial conversion price of $17.859 per share), under the circumstances and subject to the adjustments described in this offering circular. The old debentures are convertible in accordance with their terms only into shares of our common stock, other than fractional shares which may be settled in cash.

•	Conversion Rate Adjustment Upon Certain Changes in Control. The new debentures will provide for an increase in the conversion rate for holders that elect to convert the new debentures upon the occurrence of certain changes in control that occur prior to July 21, 2008, unless the acquirer is a public acquirer, in which case, at our option, the new debentures may instead become contingently convertible into cash and, if applicable, common stock of the public acquirer, subject to the net share settlement provisions and other adjustments to the conversion rate described in this offering circular.

Upon the terms and subject to the conditions set forth in this offering circular, we will accept and exchange the new debentures for all old debentures that are validly tendered and not withdrawn by you at any time prior to 5:00 p.m., New York City time, on April 2, 2007, which date we refer to as the expiration date. Each $1,000 of old debentures tendered will be exchanged for $1,000 principal amount of new debentures. Tenders of old debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer is subject to certain customary conditions which we may waive in our sole discretion, provided that we will not waive any condition with respect to an individual holder of old debentures unless we waive that condition for all such holders.

Any old debentures not validly tendered will not contain the additional terms of the new debentures and such holders of the old debentures not validly tendered will not receive an exchange fee.

Our common stock is traded on the New York Stock Exchange under the symbol “BDC.” On March 1, 2007, the closing sale price of our common stock was $47.76 per share.

The exchange offer is described in detail in this offering circular, and we urge you to read it carefully, including the section entitled “Risk Factors” beginning on page 13, for a discussion of factors you should consider before tendering your old debentures in exchange for new debentures.

Neither our board of directors nor any other person is making any recommendation as to whether you should choose to exchange your old debentures for new debentures.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR DETERMINED IF THIS OFFERING CIRCULAR IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this offering circular is March 5, 2007.

ABOUT THIS OFFERING CIRCULAR

You should rely only on the information contained in, or incorporated by reference into, this offering circular. We have not authorized anyone to provide you with information that is different or to make any representations about us or the transaction we discuss in this offering circular. If you receive information about these matters that is not included in this offering circular, you must not rely on that information. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, in our sole judgment, take such action as we may deem necessary to extend the exchange offer to holders in such jurisdiction. The information in this document may be accurate only as of the date of this document. The information in the documents incorporated by reference may be accurate only as of their respective dates.

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We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. Regular employees of our company, who will not receive additional compensation therefor, may solicit tenders from holders. In addition neither our financial advisor nor any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the new debentures under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor. We are not making any representation to any participant in this offering regarding the legality of the exchange offer under any investment or similar laws or regulations.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this offering circular, other than those contained in, or incorporated by reference into, this offering circular. If given or made, such information or representations may not be relied upon as having been authorized by us.

This offering circular is submitted to holders for informational use solely in connection with their consideration of the exchange offer described in this offering circular. Its use for any other purpose is not authorized. The offering circular may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder to whom it is submitted.

In making an investment decision, holders must rely on their own examination of us and the terms of the exchange offer, including the merits and risks involved. The information contained in this offering circular is correct as of the date hereof and neither the delivery of this offering circular nor the consummation of the exchange offer shall create the implication that the information contained herein is correct at any time after the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date. No representation is made to any holder regarding the legality of an investment in the new debentures under any applicable legal investment or similar laws or regulations. The contents of this offering circular are not to be construed as legal, business or tax advice. Holders should consult their own attorneys, business advisors or tax advisors as to legal, business or tax advice with respect to the exchange offer.

All inquiries relating to this offering circular and the exchange offer should be directed to Global Bondholder Services Corporation, the information agent for the exchange offer, at the telephone number or the address listed on the back cover page of this offering circular. Questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your old debentures should be directed to Global Bondholder Services Corporation, the exchange agent, at the telephone number or the address listed on the back cover page of this offering circular. Requests for additional copies of this offering circular, any documents incorporated by reference into this offering circular or the accompanying letter of transmittal may be directed to the information agent at the telephone number and address listed on the back cover page of this offering circular.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. These reports, proxy statements and other information contain additional information about us. You may read and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information about issuers who file electronically with the SEC. The Internet address of the site is http://www.sec.gov. You may also obtain certain of these documents on our web site at http://www.belden.com. However, the contents of our web site do not constitute part of this offering circular.

The SEC allows us to “incorporate by reference” into this offering circular information that we have filed with the SEC, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this offering circular. We incorporate by reference the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2006; and

•	our current reports on Form 8-K filed with the SEC on January 30, 2007, February 2, 2007, February 8, 2007 (with respect to the earliest event reported occurring on February 2, 2007), February 9, 2007 and February 22, 2007.

You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

Belden CDT Inc.
7701 Forsyth Boulevard
Suite 800
St. Louis, Missouri 63105
Attention: Investor Relations
Telephone: (314) 854-8000
Email: info@belden.com

Any statement contained in this offering circular or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this offering circular. Statements contained in this offering circular as to the contents of any contract or other document referred to in this offering circular do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

You should rely only on the information provided in this document or incorporated into this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front of this document. You should not assume that the information in the documents incorporated by reference is accurate as of any date other than their respective dates.

FORWARD-LOOKING STATEMENTS

This offering circular, and the documents incorporated by reference into this offering circular, contain forward-looking statements. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. These forward-looking statements are based on forecasts and projections about the industries which we serve and about general economic conditions. They reflect management’s beliefs and assumptions. They are not guarantees of future performance and they involve risk and uncertainty. Our actual results may differ materially from these expectations. Some of the factors that may cause actual results to differ from our expectations include:

•	demand and acceptance of our products by customers and end users;

•	changes in the cost and availability of raw materials (specifically, copper, commodities derived from petrochemical feedstocks, and other materials);

•	the degree to which we will be able to respond to raw materials cost fluctuations through the pricing of our products;

•	energy costs;

•	our ability to successfully rationalize production capacity as we reduce working capital;

•	the ability to successfully implement our announced restructuring plans (for which we may incur additional costs); and

•	other factors described from time to time in our periodic reports filed with the SEC.

These factors and the other risk factors discussed in this offering circular, including under the heading “Risk Factors,” are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other important factors also could have material adverse effects on our future results. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see our periodic reports filed with the SEC for more information on these factors. The forward-looking statements included in this offering circular are made only as of the date on the front cover page of this offering circular, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law; provided, however, that if there is a material change to the information included in this offering circular, we may be required promptly to disclose such material change in the information by means of an offering circular supplement.

SUMMARY

The following summary is qualified in its entirety by the more detailed information included in this offering circular and incorporated into this offering circular by reference. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire offering circular, as well as the information incorporated by reference, before making an investment decision. Except as otherwise stated or required by the context, the terms “Belden,” the “Company,” “we,” “us” and “our” refer to Belden CDT Inc., a Delaware corporation, and its consolidated subsidiaries.

Our Company

We design, manufacture and market high-speed electronic cables, connectivity products and related items for the specialty electronics and data networking markets. We focus on segments of the worldwide cable and connectivity market that require highly differentiated, high-performance products. We add value through design, engineering, excellence in manufacturing, product quality and customer service.

We were incorporated in Delaware in 1988. Our common stock is listed on the New York Stock Exchange under the symbol “BDC.” Our principal executive offices are located at 7701 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105, and our telephone number is (314) 854-8000. Additional information about us may be found on our web site at http://www.belden.com. This web site and the information contained on this web site do not constitute part of this offering circular.

Concurrent Offering

In addition to offering the new debentures we are also offering $350 million in principal amount of unsecured senior subordinated notes concurrently in a private placement. The notes are expected to be guaranteed by some of our subsidiaries and be subject to an indenture that will contain restrictive covenants including restrictions on our ability to incur additional debt; prepay subordinated indebtedness; pay dividends or make other distributions on our capital stock; sell all, or substantially all, of our assets; and create liens on assets to secure debt. It is expected that the indenture governing the notes will permit the payment of cash upon conversion of the new debentures equal in most cases to the principal amount of any new debenture being converted.

The Exchange Offer

The following is a summary of the terms of the exchange offer. For a more complete description, see “The Exchange Offer.”

Background	We issued the old debentures in July 2003 in a transaction exempt from the registration requirements of the Securities Act. In December 2003, we filed a registration statement on Form S-3 (Registration No. 333-110944), which became effective in May 2004, covering resales from time to time by selling security holders of the old debentures and shares of our common stock issuable upon conversion of the old debentures. All of the old debentures are freely transferable, either because they have been resold pursuant to the shelf registration statement referred to above or because they have been held by our non-affiliates for over two years and therefore are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act. Accordingly, all of the new debentures issued in the exchange offer will be freely transferable. We commenced the exchange offer on March 5, 2007 for the reasons stated below. The following is a brief summary of the terms of the exchange offer. For a more complete description, see ‘‘The Exchange Offer.”

Purpose of the exchange offer	The purpose of the exchange offer is to exchange old debentures for new debentures with certain different terms. The adoption by the Financial Accounting Standards Board, or FASB, of Emerging Issues Task Force, or EITF, Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” adopted after the issuance of the old debentures, requires us to include, in our calculation of diluted earnings per share, shares potentially issuable upon conversion of all of the old debentures into our reported shares of common stock outstanding using the “if converted” method, whether or not the old debentures may then be converted pursuant to their terms. The “if converted” method requires us, when calculating diluted earnings per share, to add back the after-tax interest expense on the old debentures to net income for each reporting period that we have income from continuing operations and include the potentially issuable shares as if the old debentures had been converted into common stock at the beginning of the reporting period, when dilutive. Assuming the exchange of substantially all of the old debentures for the new debentures, in future reporting periods we expect our reported diluted earnings per share will be higher than had we not undertaken the exchange offer because fewer shares will be included in the diluted earnings per share calculation.

Net Share Settlement Upon Conversion. The terms of the new debentures will have a net share settlement feature requiring us to settle all conversions for cash and, in certain circumstances, cash and shares of our common stock. By committing to pay a portion of the consideration upon conversion of the new debentures in cash, we will be able to apply the “treasury stock” method to calculate diluted earnings per share from and after the issuance of the new debentures. Under this method, the number of shares of our common stock deemed to be outstanding for the purpose of calculating diluted earnings per share will only be increased if the average closing sale price of our common stock during a reporting period exceeds the conversion price of the new debentures (initially, $17.859 per share, subject to adjustment). On March 1, 2007, the closing sale price of our common stock was $47.76 per share.

Conversion Rate Adjustment Upon Certain Changes in Control. The new debentures will provide for an increase in the conversion rate for holders that elect to convert the new debentures upon the occurrence of certain changes in control that occur prior to July 21, 2008, unless the acquirer is a public acquirer, in which case, at our option, the new debentures may instead become contingently convertible into cash and, if applicable, common stock of the public acquirer, subject to the net share settlement provisions and other adjustments to the conversion rate described in this offering circular.

For a summary description of the material differences between the old debentures and the new debentures, see “— Material Differences Between the Old Debentures and the New Debentures.”

Terms of the exchange offer and exchange fee	We are offering to exchange $1,000 principal amount of new debentures and a cash exchange fee of $2.50 per $1,000 principal amount of new debentures for each $1,000 principal amount of old debentures accepted for exchange. New debentures will be issued in denominations of $1,000 and integral multiples of $1,000. You may tender all, some or none of your old debentures.

Conditions to the exchange offer	The exchange offer is subject to certain customary conditions, which we may waive in our sole discretion. See “The Exchange Offer — Conditions to the Exchange Offer.”

Expiration date; extension	The exchange offer will expire at 5:00 p.m., New York City time, on April 2, 2007, unless further extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

Amendment of the exchange offer	We reserve the right not to accept any of the old debentures tendered, and to otherwise interpret or modify the terms of the exchange offer, provided that we will comply with applicable laws that require us to extend the period during which old debentures may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Procedures for exchange	Old debentures must be tendered by electronic transmission of acceptance in accordance with the procedures for transfer of the Automated Tender Offer Program, or ATOP, of The Depository Trust Company, or DTC. If you own old debentures held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct your custodian to tender the old debentures on your behalf. A timely confirmation of book-entry transfer of your old debentures into the exchange agent’s account at DTC, according to the procedures described in this offering circular, must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Please carefully follow the instructions contained in this offering circular on how to tender your securities. See “The Exchange Offer — Procedures for Exchange.”

In addition, the information agent can answer questions regarding how to tender the old debentures.

Acceptance of old debentures	We will accept all old debentures validly tendered and not withdrawn as of the expiration date if the required minimum aggregate principal amount of old debentures is tendered in the exchange offer and will issue new debentures and pay the exchange fee promptly after the expiration date upon the terms and subject to the conditions set forth in this offering circular. We will accept old debentures for exchange after the exchange agent has received a timely book-entry confirmation of transfer of old debentures into the exchange agent’s account at DTC. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of all validly tendered old debentures in the exchange offer.

Withdrawal of tenders	Tenders of old debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date by submitting a notice of withdrawal using ATOP procedures. See “The Exchange Offer — Withdrawal of Tenders.”

Old debentures not tendered or accepted for exchange	Any old debentures not accepted for exchange for any reason, including if the required minimum aggregate principal amount of old debentures is not tendered in the exchange offer, will be credited to an account maintained at DTC promptly after the expiration or termination of the exchange offer. If you do not exchange your old debentures in the exchange offer, or if your old debentures are not accepted for exchange, you will not receive the exchange fee. You will continue to hold your old debentures and will be entitled to all the rights and subject to all the limitations applicable to the old debentures. However, the liquidity of any trading market for old debentures not tendered for exchange, or tendered for exchange and not accepted, could be reduced to the extent that old debentures are tendered and accepted for exchange in the exchange offer. Holders of old debentures who do not exchange their old debentures for new debentures may continue to convert their old debentures in accordance with the terms and conditions governing the old debentures. See “Risk Factors — Risks Related to Retention of the Old Debentures — If you do not exchange your old debentures, the old debentures you retain may become substantially less liquid as a result of the exchange offer.”

Use of proceeds	We will not receive any cash proceeds from the exchange offer. Old debentures that are validly tendered and exchanged for new debentures pursuant to the exchange offer will be retired and canceled.

United States federal income tax consequences	The United States federal income tax consequences of the exchange offer and of the ownership and disposition of the new debentures are not entirely certain because there is no statutory, administrative or judicial authority that specifically addresses an exchange with the terms of the exchange offer. We intend to take the position that the modifications to the old debentures resulting from the exchange of old debentures for new debentures will not constitute a significant modification of the old debentures for United States federal income tax purposes. Consistent with our position, the new debentures will be treated as a continuation of the old debentures and there will be no United States federal income tax consequences to holders that exchange old debentures for new debentures pursuant to the exchange offer, except that holders will have to recognize the receipt of the exchange fee as ordinary income.

If, contrary to our position, the exchange is treated as a significant modification, we believe that the exchange is likely to constitute a non-taxable recapitalization in which an exchanging holder, except for the cash consideration, generally would not recognize gain or loss on the exchange, but might be required to accrue interest income at a significantly different rate and on a significantly different schedule than is applicable to the old debentures. If, contrary to our position, the exchange of old debentures for new debentures is treated as a taxable exchange, a holder could be required to recognize gain in an amount equal to the excess of the “issue price” of the new debentures received in the exchange over the holder’s adjusted tax basis in the old debentures. See “Certain United States Federal Income Tax Consequences.”

Fees and expenses	We estimate that the total fees and expenses of the exchange offer will be approximately $850,000.

Financial advisor	UBS Securities LLC is serving as the financial advisor to the Company. Holders with questions can call the Liability Management Group of UBS Securities LLC toll-free at (888) 722-9555 ext. 4210 or collect at (203) 719-4210.

Exchange agent; information agent	Global Bondholder Services Corporation is the exchange agent and the information agent for the exchange offer. Its address and telephone numbers are located on the back cover page of this offering circular. Questions, requests for assistance and requests for additional copies of this offering circular, any documents incorporated by reference into this offering circular or the accompanying letter of transmittal should be directed to the exchange agent and information agent.

Material Differences Between the Old Debentures and the New Debentures

While the terms of the new debentures will be substantially similar to the terms of the old debentures, certain material differences between the old debentures and the new debentures are set forth in the table below. The table below is qualified in its entirety by the information contained elsewhere in this offering circular. For a more detailed description of the new debentures, see “Description of the New Debentures.”

	Old Debentures	New Debentures

Settlement upon conversion	Upon conversion of the old debentures, we will deliver a specified number of shares of our common stock (other than cash payments for fractional shares). The conversion price may be adjusted for certain transactions affecting our common stock.	Upon conversion of the new debentures, we will deliver, per $1,000 principal amount being converted, a ‘‘settlement amount” that is equal to the sum of the ‘‘daily settlement amounts” for each of the 20 trading days during the ‘‘cash settlement averaging period.”

The ‘‘cash settlement averaging period” with respect to any new debenture means the 20 consecutive trading-day period that begins on, and includes, the second trading day after the day the new debentures are tendered for conversion.

The ‘‘daily settlement amount” for a given trading day in the relevant cash settlement averaging period consists of:
• cash equal to the lesser of $50 and the ‘‘daily conversion value” (we refer to this cash amount as the ‘‘daily principal return”); and

 • to the extent the daily conversion value exceeds $50, a number of whole shares of our common stock equal to the ‘‘daily share amount,” subject to our right to deliver cash in lieu of all or a portion of such shares.

The ‘‘daily share amount” on a given trading day in the relevant cash settlement averaging period means the excess of the daily conversion value over $50, divided by the VWAP price (as such term is defined in this offering circular) of our common stock on that trading day.

	Old Debentures	New Debentures

The ‘‘daily conversion value” on a given trading day in the relevant cash settlement averaging period means one-twentieth of the product of the conversion rate of the new debentures in effect on that trading day and the VWAP price of our common stock on that trading day. See ‘‘Description of the New Debentures — Conversion Rights — Net Share Settlement Upon Conversion.”

Conversion rate adjustment upon certain changes in control	None.	A holder that surrenders new debentures for conversion in connection with certain changes in control that occur prior to July 21, 2008 will be entitled to an increase in the conversion rate. However, if the acquirer is a public acquirer, in lieu of increasing the conversion rate applicable to those new debentures, we may elect to change our conversion obligation so that, in lieu of delivering cash, and, if applicable, shares of our common stock in respect of such conversion obligation, we will deliver cash and, if applicable, shares of the public acquirer’s common stock, subject to the net share settlement provisions and other adjustments to the conversion rate described in this offering circular. See ‘‘Description of the New Debentures — Conversion Rights — Adjustment to the Conversion Rate Upon Fundamental Changes” and ‘‘Description of the New Debentures — Conversion Rights — Conversion Upon Public Acquirer Fundamental Changes.”

The New Debentures

The following is a summary of some of the terms of the new debentures. For a more complete description, see “Description of the New Debentures.”

Issuer	Belden CDT Inc.

New debentures offered	Up to $110,000,000 aggregate principal amount of our 4.00% Convertible Subordinated Debentures due 2023.

Maturity date	July 15, 2023.

Interest	We will pay interest on the new debentures at a rate of 4.00% per annum, payable semi-annually in arrears on January 15 and July 15 of each year. Interest will accrue from January 15, 2007, the most recent interest payment date of the old debentures.

We will compute interest for each semi-annual period ending on January 15 and July 15 of each year on the basis of a 360-day year comprised of twelve 30-day months.

Conversion rights	Holders may convert their new debentures into cash and, if applicable, shares of our common stock at a conversion price of $17.859 per share, subject to adjustment upon the occurrence of certain events. Upon conversion, accrued and unpaid interest will be deemed paid by the cash and shares of common stock received by the holder on conversion.

Holders may convert their new debentures at any time into cash and, if applicable, shares of our common stock if one of the following conditions is satisfied:

• if the closing sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the trading day prior to the date of conversion is at least 110% of the conversion price per share of our common stock on such preceding trading day (if a holder had converted on March 1, 2007, this condition would have been satisfied);

• if the senior implied rating assigned to us by Moody’s Investors Service, Inc. is downgraded to B2 or below and the corporate credit rating assigned to us by Standard & Poor’s is downgraded to B or below;

• if we have called the new debentures for redemption (holders will have such conversion right until the close of business on the business day prior to the redemption date); or

• if we make a significant distribution to holders of our common stock or if we are a party to specified consolidations, mergers or transfers or leases of all or substantially all of our assets.

The ability to surrender new debentures for conversion will expire at the close of business on July 15, 2023, unless the new debentures previously have been redeemed or purchased. See “Description of the New Debentures — Conversion Rights.”

Net share settlement upon conversion	Upon conversion of the new debentures, we will deliver, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” for each of the 20 trading days during the “cash settlement averaging period.”

The “cash settlement averaging period” with respect to any new debenture means the 20 consecutive trading-day period that begins on, and includes, the second trading day after the day the new debentures are tendered for conversion.

The “daily settlement amount” for a given trading day in the relevant cash settlement averaging period consists of:

• cash equal to the lesser of $50 and the “daily conversion value” (we refer to this cash amount as the “daily principal return”); and

• to the extent the daily conversion value exceeds $50, a number of whole shares of our common stock equal to the “daily share amount,” subject to our right to deliver cash in lieu of all or a portion of such shares.

The “daily share amount” on a given trading day in the relevant cash settlement averaging period means the excess of the daily conversion value over $50, divided by the VWAP price (as such term is defined in this offering circular) of our common stock on that trading day.

The “daily conversion value” on a given trading day in the relevant cash settlement averaging period means one-twentieth of the product of the conversion rate of the new debentures in effect on that trading day and the VWAP price of our common stock on that trading day. See “Description of the New Debentures — Conversion Rights — Net Share Settlement Upon Conversion.”

Conversion rate adjustment upon certain changes in control	A holder that surrenders new debentures for conversion in connection with certain changes in control that occur prior to July 21, 2008 will be entitled to an increase in the conversion rate. However, if the acquirer is a public acquirer, in lieu of increasing the conversion rate applicable to those new debentures, we may elect to change our conversion obligation so that, in lieu of delivering cash, and, if applicable, shares of our common stock in respect of such conversion obligation, we will deliver cash and, if applicable, shares of the public acquirer’s common stock, subject to the net share settlement provisions and other adjustments to the conversion rate described in this offering circular. See “Description of the New Debentures — Conversion Rights — Adjustment to the Conversion Rate Upon Fundamental Changes” and “Description of the New Debentures — Conversion Rights — Conversion Upon Public Acquirer Fundamental Changes.”

Subordination	The new debentures will be general unsecured subordinated obligations of ours and will be junior in right of payment to all of our existing and future senior indebtedness and structurally subordinated to all existing and other indebtedness and other liabilities of our subsidiaries. The indenture governing the new debentures will not limit our or our subsidiaries’ ability to incur additional senior indebtedness in the future. See “Description of the New Debentures — Subordination of New Debentures.”

Redemption of new debentures at our option	We may redeem all or a portion of the new debentures for cash, at any time on or after July 21, 2008, at a redemption price equal to 100% of the principal amount of the new debentures plus accrued and unpaid interest up to but not including the date of redemption. See “Description of the New Debentures — Maturity; Redemption of New Debentures at Our Option Prior to Maturity.”

Purchase of new debentures at the option of the holder	Holders may require us to purchase all or a portion of their new debentures on July 15, 2008, July 15, 2013 and July 15, 2018 at a purchase price equal to 100% of the principal amount of the new debentures plus accrued and unpaid interest up to but not including the purchase date. We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and common stock. See “Description of the New Debentures — Purchase of New Debentures at the Option of the Holder.”

Purchase at the option of the holder upon a change in control	If a change in control (as defined in this offering circular) occurs, each holder of new debentures will have the right, at the holder’s option, to require us to purchase for cash all or a portion of such holder’s new debentures at a purchase price equal to 100% of the principal amount of the new debentures plus accrued and unpaid interest up to but not including the change in control purchase date. See “Description of the New Debentures — Purchase at Option of Holder Upon a Change in Control.”

Events of default	If there is an event of default (as defined in this offering circular) with respect to the new debentures, an amount equal to the principal amount of the new debentures, plus accrued and unpaid interest in respect of the new debentures, may be declared immediately due and payable. These amounts will automatically become due and payable in certain circumstances. See “Description of the New Debentures — Events of Default.”

DTC eligibility	The new debentures will be issued in book-entry form and will be represented by a permanent global security deposited with a custodian for and registered in the name of the nominee of DTC in New York, New York. Beneficial interests in the global security will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interests may not be exchanged for certificated securities, except in limited circumstances. See “Description of the New Debentures — Book-Entry, Delivery and Form.”

Trading	There is no established trading market for the new debentures, and we do not intend to list the new debentures on any national securities exchange or automated quotation system.

Our common stock is traded on the New York Stock Exchange under the symbol “BDC.”

Governing law	The indenture and the new debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Risk factors	In general, the risks associated with the new debentures and the old debentures are the same. However, as a result of the cash settlement feature of the new debentures, we may not have the funds or the ability to raise the funds necessary to finance the conversion or repurchase of the new debentures if required by holders pursuant to the indenture. Also, since the new debentures will be a new issue of securities, an active trading market for the new debentures may not develop or be sustained and the new debentures may not have sufficient liquidity to avoid price volatility and trading disadvantages. See “Risk Factors.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Belden and its subsidiaries on a consolidated basis for each of the periods indicated. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include (i) interest expense, whether expensed or capitalized, (ii) amortization of debt issuance cost and (iii) the portion of rental expense representative of the interest factor.

Year Ended December 31,
2006	2005	2004	2003	2002

7.3x	4.0x	2.4x	1.7x	1.0x

RISK FACTORS

Participating in the exchange offer involves risks. You should carefully consider the following risks in addition to the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007, and incorporated by reference into this offering circular. You should also consider the other information contained in this offering circular and the documents incorporated by reference into this offering circular before exchanging your old debentures for the new debentures. The risks described below and in these other documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could also impair our business, operating results or financial condition.

Risks Related to the New Debentures

The net share settlement feature of the new debentures may have adverse consequences.

The net share settlement feature of the new debentures may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the net share conversion value of the new debentures;

•	reduce our liquidity;

•	delay holders’ receipt of the proceeds upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

The settlement value that you will receive upon conversion of the new debentures, if convertible, will be determined as set forth under “Description of the New Debentures — Conversion Rights — Net Share Settlement Upon Conversion.”

You may not receive any common stock upon conversion, which may mean that you will not receive the benefit of any appreciation in the price of our common stock after the date of conversion.

The new debentures will require us to settle all conversions at least partially in cash, rather than exclusively in shares of our common stock as is the case with the old debentures. Upon conversion, you will receive a cash equivalent or a combination of cash and shares of our common stock at our election, determined as set forth in this offering circular.

To the extent that you receive a cash payment in lieu of our common stock upon a conversion, you will not have the benefits of stock ownership, including the right to vote on matters pertaining to our common stock and the ability to participate in the appreciation in value of our common stock. In that event, if you wish to own our common stock upon conversion, you will have to purchase it in the open market. The price you pay in the open market may be greater than the per share equivalent value you receive from us. This difference could be greater if holders of a substantial number of new debentures convert at the same time and then wish to acquire our stock at the same time.

We may not have the funds necessary to finance the repurchase or conversion of the new debentures or may otherwise be restricted from making such repurchase or conversion if required by holders pursuant to the indenture.

If we experience a change in control, as defined in “Description of the New Debentures — Purchase at Option of Holder Upon a Change in Control,” you may require us to repurchase all or a portion of your new debentures for cash. In addition, upon conversion of the new debentures, we are obligated to satisfy part of our conversion obligation with respect to the new debentures in cash. If you were to require us to repurchase your new debentures in connection with a change in control or you were to convert your new debentures, we may not have sufficient funds available at the time of any such repurchase or conversion or may be unable to arrange for additional financing to make the required cash payments. Furthermore, our credit agreement contains, and any future borrowing arrangements or agreements relating to debt to which we become a party may contain, restrictions or prohibitions against such payments under certain circumstances. If any arrangement or agreement governing our indebtedness prohibits us from repurchasing or converting the new debentures when we become obligated to do so, we could seek the consent of the lenders to repurchase or convert the new debentures or attempt to refinance the borrowings that contain the prohibitions. If we did not obtain the necessary consents or refinance such borrowings, we would not be able to repurchase or convert the new debentures, which would constitute an event of default under the indenture and in turn might constitute a default under the terms of our other indebtedness at that time.

The adjustment to the conversion rate payable upon the occurrence of certain changes in control may not adequately compensate you for the lost option time value of your new debentures as a result of such change in control and may not be enforceable.

If certain changes in control occur prior to July 21, 2008, we will increase the conversion rate by a number of additional shares of our common stock for new debentures converted in connection with such change in control. The amount of such increase in the conversion rate, if any, will be determined based on the date when the change in control becomes effective and the price paid per share of our common stock in such transaction, as described in this offering circular. While the increase in the conversion rate is designed to compensate you for the lost option time value of your new debentures as a result of the change in control, the increased conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, if the price paid per share of our common stock in the change in control is less than $13.00 or greater than $65.00 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Furthermore, our obligation to pay the increased conversion rate could be considered an unenforceable penalty, subject to general principles of reasonableness of economic remedies. See “Description of the New Debentures — Conversion Rights — Adjustment to the Conversion Rate Upon Fundamental Changes.”

The conversion rate of the new debentures may not be adjusted for all dilutive events.

As with the old debentures, the conversion rate of the new debentures will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the New Debentures — Conversion Rights — Conversion Price and Delivery of Our Common Shares.” The conversion rate will not be adjusted for other events, such as an issuance of common shares for cash, that may adversely affect the trading price of the new debentures or our common stock. An event that adversely affects the value of the new debentures, but does not result in an adjustment to the conversion rate, may occur.

The new debentures will not and the old debentures do not contain certain restrictive covenants, and there is limited protection in the event of a change in control.

The indenture under which the new debentures will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture for the new debentures will not (and the indenture for the old debentures does not) contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the new debentures upon a change in control is limited to the transactions specified in the definition of a “change in control” in the indenture. See “Description of the New Debentures — Purchase at Option of Holder Upon a Change in Control.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a “change in control.”

We may be able to incur significantly more debt in the future, which will increase the risks related to the new debentures.

The indenture governing the new debentures will not prohibit us or our subsidiaries from incurring indebtedness. Our indebtedness could have important consequences which may affect your investment in the new debentures. For example, it could:

•	limit our ability to pay our obligations on the new debentures;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

•	limit our flexibility in planning for and reacting to changes and innovations in our business and in the industry in which we operate, which could make us more vulnerable to adverse changes in general economic, industry and competitive conditions as well as adverse changes in government regulation; and

•	place us at a disadvantage compared to our competitors that have less debt.

Our ability to pay principal of and interest on the new debentures, to service our other debt, and to refinance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Holders of senior indebtedness will be paid before holders of the new debentures are paid.

The new debentures will be unsecured and subordinated to any senior indebtedness we incur and will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries. As of December 31, 2006, (i) we had approximately $62 million of senior indebtedness outstanding and (ii) our subsidiaries had approximately $397 million of outstanding liabilities, including the senior indebtedness referred to above, to which the new debentures will be effectively subordinated. If we become bankrupt, liquidate or dissolve, our assets would be available to pay obligations on the new debentures only after any senior indebtedness and liabilities of our subsidiaries have been paid, and there may be insufficient assets to pay amounts due on the new debentures.

You may be unable to sell your new debentures if a trading market for the new debentures does not develop.

The new debentures will be a new issue of securities for which there is currently no established trading market. We do not intend to list the new debentures on any national securities exchange or automated quotation system. Also, if a significant number of the old debentures are not exchanged in the exchange offer, the liquidity of the trading market for the new debentures after the completion of the exchange offer may be limited. Accordingly, an active trading market for the new debentures may not develop or, if a market develops, the liquidity of the market may not be sufficient. If an active trading market does not develop or cannot be sustained, the price of the new debentures could decline significantly.

If the new debentures are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors.

There may be volatility of the market price of the new debentures and our common stock, which may make it difficult for holders to resell the new debentures or the shares issuable upon conversion of the new debentures when desired or at attractive prices.

The market price of our common stock has fluctuated in the past and may continue to fluctuate. In addition, the securities markets have experienced significant price and volume fluctuations. Factors such as political and economic conditions in foreign countries, quarterly fluctuations in our operating results and changes in our industry and our competitors may have a significant impact on the market price of the new debentures and common stock into which the new debentures are convertible. In particular, if we were to report operating results which did not meet the expectations of research analysts, the market price of the new debentures and our common stock could decrease significantly.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the new debentures and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the new debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of options or for other reasons. Future sales or issuance of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, may adversely affect the trading price of our common stock and the value of the new debentures.

An adverse rating of the new debentures may cause their trading price to fall.

If a rating agency rates the new debentures, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower any such ratings on the new debentures in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the new debentures could significantly decline.

Risks Related to Retention of the Old Debentures

If you do not exchange your old debentures, the old debentures you retain may become substantially less liquid as a result of the exchange offer.

If a significant number of old debentures are exchanged in the exchange offer, the liquidity of the trading market for the old debentures, if any, after the completion of the exchange offer may be substantially reduced. Any old debentures exchanged will reduce the aggregate number of old debentures outstanding. As a result, the old debentures may trade at a discount to the price at which they would trade if the transactions contemplated by this offering circular were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. An active trading market in the old debentures may not exist or be sustained, and the old debentures may not have sufficient liquidity to avoid price volatility and trading disadvantages.

Risks Related to the Exchange Offer

The United States federal income tax consequences of the exchange offer are not entirely certain; if the Internal Revenue Service disagrees with the position we are taking, you could be subject to additional tax liabilities as a result of the exchange offer.

The United States federal income tax consequences of the exchange offer and of the ownership and disposition of the new debentures are not entirely certain. We intend to take the position that the modifications to the old debentures resulting from the exchange of old debentures for new debentures will not constitute a significant modification of the old debentures for United States federal income tax purposes. That position, however, is subject to uncertainty and could be challenged by the Internal Revenue Service. Consistent with our position, the new debentures will be treated as a continuation of the old debentures and there will be no United States federal income tax consequences to holders that exchange old debentures for new debentures pursuant to the exchange offer, except that holders will have to recognize the receipt of the exchange fee as ordinary income. If, contrary to our position, the exchange is treated as a significant modification, we intend to take the position that the exchange is likely to constitute a non-taxable recapitalization in which an exchanging holder, except for the cash consideration, generally would not recognize gain or loss on the exchange, but might be required to accrue interest income at a significantly different rate and on a significantly different schedule than is applicable to the old debentures. If, contrary to our position, the exchange of old debentures for new debentures is treated as a taxable exchange, a holder could be required to recognize gain in an amount equal to the excess of the “issue price” of the new debentures received in the exchange over the holder’s adjusted tax basis in the old debentures. See “Certain United States Federal Income Tax Consequences — Tax Treatment of the Exchange.”

Our board of directors has not made a recommendation with regard to whether you should tender your old debentures in the exchange offer nor have we obtained a third-party determination that the exchange offer is fair to holders of the old debentures.

The exchange offer has been approved by our board of directors. We are not, however, making a recommendation as to whether holders of the old debentures should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the old debentures for purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer. The future value of the new debentures received by an exchanging holder may not equal or exceed the value of the old debentures tendered and we do not take a position as to whether you ought to participate in the exchange offer.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new debentures in the exchange offer. The old debentures that are surrendered in exchange for the new debentures will be retired and canceled and cannot be reissued. As a result, the issuance of the new debentures will not increase or decrease our indebtedness. We will bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “BDC.” The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported by the New York Stock Exchange.

	High	Low

Fiscal Year ended December 31, 2005
First Quarter	$24.59	$18.93
Second Quarter	23.41	17.65
Third Quarter	22.75	19.08
Fourth Quarter	26.00	18.65
Fiscal Year ended December 31, 2006
First Quarter	$27.72	$23.92
Second Quarter	33.55	25.92
Third Quarter	39.83	28.45
Fourth Quarter	41.70	35.03

On March 1, 2007, the closing sale price of our common stock was $47.76 per share. As of February 22, 2007, there were 44,609,213 shares of our common stock outstanding held by approximately 671 holders of record.

DIVIDEND POLICY

We have paid a dividend of $.05 per share in each quarter following our July 2004 merger, which combined the businesses of Belden Inc. and Cable Design Technologies Corporation. Prior to the merger, Belden Inc. paid a dividend of $0.05 quarterly, or $0.20 per year, in each year since 1993. While we anticipate that comparable cash dividends will continue to be paid quarterly in the foreseeable future, any future declaration or payment of dividends on our common stock is within the discretion of our board of directors and will depend upon various factors, including our capital requirements, operating results and financial condition from time to time, as well as any restrictions contained in our credit agreement and any agreements we may enter into with our lenders in the future.

THE EXCHANGE OFFER

Background

We originally issued the old debentures in July 2003 in a transaction exempt from the registration requirements of the Securities Act. In December 2003, we filed a registration statement on Form S-3 (Registration No. 333-110944), which became effective in May 2004, covering resales from time to time by selling security holders of our old debentures and shares of our common stock issuable upon conversion of the old debentures. All of the old debentures are freely transferable, either because they have been resold pursuant to the shelf registration statement referred to above or because they have been held by our non-affiliates for over two years and therefore are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act. Accordingly, all of the new debentures issued in the exchange offer will be freely transferable and will be represented by a single unrestricted CUSIP number. We commenced the exchange offer on March 5, 2007 for the reasons stated below.

We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act with respect to the exchange of the old debentures for the new debentures. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new debentures to be offered in the exchange offer.

Purpose of the Exchange Offer

The purpose of the exchange offer is to exchange old debentures for new debentures with certain different terms.

The FASB’s adoption of EITF Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” adopted after the issuance of the old debentures, requires us to include, in our calculation of diluted earnings per share, shares potentially issuable upon conversion of all of the old debentures into our reported shares of common stock outstanding using the “if converted” method, whether or not the old debentures may then be converted pursuant to their terms. The “if converted” method requires us, when calculating diluted earnings per share, to add back the after-tax interest expense on the old debentures to net income for each reporting period that we have income from continuing operations and include the potentially issuable shares as if the old debentures had been converted into common stock at the beginning of the reporting period, when dilutive. EITF Issue No. 04-8 requires restatement of earnings per share using this methodology for every reporting period since the old debentures were issued in July 2003 even though none of the conditions permitting conversion had been met. Assuming the exchange of substantially all of the old debentures for the new debentures, in future reporting periods we expect our diluted earnings per share will be higher than had we not undertaken the exchange offer because fewer shares will be included in the diluted earnings per share calculation.

Net Share Settlement Upon Conversion.  The terms of the new debentures will have a net share settlement feature requiring us to settle all conversions for cash and, in certain circumstances, cash and shares of our common stock. By committing to pay a portion of the consideration upon conversion of the new debentures in cash, we will be able to apply the “treasury stock” method to calculate diluted earnings per share from and after the issuance of the new debentures. Under this method, the number of shares of our common stock deemed to be outstanding for the purpose of calculating diluted earnings per share will only be increased if the average closing sale price of our common stock during a reporting period exceeds the conversion rate of the new debentures (initially, $17.859 per share, subject to adjustment). On March 1, 2007, the closing sale price of our common stock was $47.76 per share. We believe that changing the consideration payable upon conversion of the old debentures will reduce potential volatility of our earnings per share and reduce the likelihood of dilution to our stockholders, which is in the best interests of the Company and our stockholders. See “Description of the New Debentures — Conversion Rights — Net Share Settlement Upon Conversion.”

Conversion Rate Adjustment Upon Certain Changes in Control.  In addition, the terms of the new debentures will provide for an increase in the conversion rate for holders that elect to convert the new debentures upon the occurrence of certain changes in control that occur prior to July 21, 2008, unless the acquirer is a public acquirer, in which case, at our option, the new debentures may instead become contingently convertible into cash and, if applicable, common stock of the public acquirer, subject to the net share settlement provisions and other adjustments to the conversion rate described in this offering circular. See “Description of the New Debentures — Conversion Rights — Adjustment to the Conversion Rate Upon Fundamental Changes” and “Description of the New Debentures — Conversion Rights — Conversion Upon a Public Acquirer Fundamental Changes.”

Terms of the Exchange Offer and Exchange Fee

Upon the terms and subject to the conditions set forth in this offering circular, we are offering to exchange $1,000 principal amount of new debentures and a cash exchange fee of $2.50 per $1,000 principal amount of new debentures for each $1,000 principal amount of old debentures accepted for exchange. Old debentures may be exchanged, and new debentures will be issued, only in minimum denominations of $1,000 and integral multiples of $1,000. You may tender all, some or none of your old debentures.

If your old debentures are not received by the exchange agent prior to the expiration date, or if you withdraw your tender of the old debentures prior to the expiration date, you will not receive the exchange fee.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange any old debentures tendered, and we may terminate or amend the exchange offer, if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the exchange offer or with the acceptance of old debentures and issuance of the new debentures:

•	In our judgment, as determined prior to the expiration date, the exchange will not result in any adverse tax consequences to us;

•	No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

(1)	challenges the making of the exchange offer or the exchange of old debentures under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of old debentures under the exchange offer; or

(2)	in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities, taxes or prospects of the Company and its subsidiaries, taken as a whole;

•	(1) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of The New York Stock Exchange or the National Association of Securities Dealers, Inc.; (2) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (3) no general banking moratorium shall have been declared by federal or New York authorities; or (4) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer;

•	The trustee with respect to the old debentures shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect, the consummation of the exchange offer or the exchange of old debentures under the exchange offer, nor shall the trustee or any holder of old debentures have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the old debentures under the exchange offer;

•	There shall not have occurred or be continuing any tender or exchange offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us made by any person or entity; and

•	A Form T-1 and a Form T-3 with respect to the indenture governing the new debentures shall be effective under the Trust Indenture Act of 1939, as amended, immediately prior to the closing of the exchange offer.

All of the foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

•	terminate the exchange offer and return all tendered old debentures to the holders thereof;

•	modify, extend or otherwise amend the exchange offer and retain all tendered old debentures until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see “— Expiration Date; Extensions; Amendments,” and “— Withdrawal of Tenders” below); or

•	waive the unsatisfied conditions and accept all old debentures tendered and not previously withdrawn.

Except for the requirements of applicable United States federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

If there is a material change to the information included in this offering circular, we may be required promptly to disclose such material change in the information by means of an offering circular supplement.

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” shall mean 5:00 p.m., New York City time, on April 2, 2007, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, (1) not to accept any of the old debentures tendered upon failure to satisfy any of the conditions listed in “— Conditions to the Exchange Offer”; (2) to extend the exchange offer; (3) to terminate the exchange offer upon failure to satisfy any of the conditions listed in “— Conditions to the Exchange Offer”; or (4) to interpret, amend or modify the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination, amendment or modification to the exchange agent. Any such extension, termination or material amendment will be followed promptly by a press release or other permitted means which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer so that it remains open for a period of five to ten business days after such amendment is communicated to holders, depending upon the significance of the amendment. Any change in the consideration offered to holders of old debentures in the exchange offer shall be paid to all holders whose old debentures have previously been tendered pursuant to the exchange offer.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of an offering circular supplement that we distribute to the holders of the old debentures. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release through any appropriate news agency.

Procedures for Exchange

If you hold old debentures and wish to have such securities exchanged for new debentures, you must validly tender, or cause the valid tender of, your old debentures using the procedures described in this offering circular.

Only registered holders of old debentures are authorized to tender the old debentures. The procedures by which you may tender or cause to be tendered old debentures will depend upon the manner in which the old debentures are held, as described below.

Tender of Old Debentures Held Through a Custodian or Nominee.  If you are a beneficial owner of old debentures that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender old debentures in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the old debentures on your behalf using the procedures described below. The letter of transmittal that may accompany this offering circular may be used by you to give such instructions.

IF YOU WISH TO ACCEPT THE EXCHANGE OFFER, PLEASE INSTRUCT YOUR BANK, BROKER OR OTHER NOMINEE IN TIME FOR YOUR OLD DEBENTURES TO BE TENDERED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Tender of Old Debentures Through DTC.  Pursuant to authority granted by DTC, if you are a DTC participant that has old debentures credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your old debentures as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with old debentures credited to their accounts. If you are not a DTC participant, you may tender your old debentures by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the launch date of the exchange offer, the exchange agent will establish accounts with respect to the old debentures at DTC for purposes of the exchange offer.

Any participant in DTC may tender old debentures by effecting a book-entry transfer of the old debentures to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s ATOP procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering old debentures that the participant and beneficial holder agree to be bound by the terms of the exchange offer. By sending an agent’s message, the DTC participant is deemed to have certified that the beneficial holder for whom old debentures are being tendered has been provided with a copy of this offering circular. DTC participants should allow sufficient time for completion of the ATOP procedures prior to the expiration date.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO, AND RECEIVED BY, THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Effect of Tender

Any valid tender by a holder of old debentures that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer. Subject to and effective upon the acceptance for exchange, and the exchange, of new debentures for old debentures, a tendering holder of old debentures:

•	irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the old debentures tendered thereby;

•	waives any and all rights with respect to the old debentures, except for any rights that a holder may have now or in the future under the federal securities laws;

•	releases and discharges us and the trustee under the indenture governing the old debentures from any and all claims such holder may have, now or in the future, arising out of or related to the old debentures, including, without limitation, any claims that such holder is entitled to participate in any redemption of the old debentures, but excluding any such claims under the federal securities laws;

•	represents and warrants that the old debentures tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant to which the new debentures are to be credited; and

•	irrevocably appoints the exchange agent as the true and lawful agent and attorney-in-fact of the holder with respect to any tendered old debentures, with full powers of substitution, resubstitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the old debentures tendered to be assigned, transferred and exchanged in the exchange offer.

Acceptance of Old Debentures for Exchange; Delivery of New Debentures

The new debentures will be delivered in book-entry form on the settlement date, which will be promptly following the expiration date.

We will be deemed to have accepted validly tendered old debentures when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of new debentures will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old debentures for the purpose of receiving book-entry transfers of old debentures in the exchange agent’s account at DTC. If any validly tendered old debentures are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if the required minimum aggregate principal amount of old debentures is not tendered, or if any tendered old debentures are validly withdrawn, such old debentures will be credited to an account maintained at DTC designated by the DTC participant who so delivered such old debentures promptly after the expiration date or the withdrawal or termination of the exchange offer.

Withdrawal of Tenders

Tenders of old debentures in connection with the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. Tenders of old debentures may not be withdrawn at any time after such time unless the exchange offer is extended, in which case tenders of old debentures may be withdrawn at any time prior to the new expiration time, as extended. For a withdrawal to be effective, beneficial owners should contact the DTC participant through which such beneficial owners hold their old debentures and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

•	specify the name of the holder that tendered the old debentures to be withdrawn;

•	contain a statement that you are withdrawing your election to tender your old debentures in the exchange offer;

•	state the principal amount of the old debentures to be withdrawn; and

•	specify the name and number of an account at DTC to which the withdrawn old debentures can be credited.

Withdrawals of tenders of old debentures may not be rescinded and any old debentures withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn old debentures, however, may be retendered by following the procedures described above at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Certain Consequences to Holders of Old Debentures Not Tendering in the Exchange Offer

Consummation of the exchange offer for the old debentures may have adverse consequences to holders of old debentures who elect not to tender old debentures in the exchange offer. See “Risk Factors — Risks Related to Retention of the Old Debentures.”

Absence of Dissenters’ Rights

Holders of the old debentures do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of old debentures in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any old debentures in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of old debentures unless we waive that condition for all such holders.

None of us, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of old debentures involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old debentures received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such old debentures by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration or termination of the exchange offer.

Exchange Agent and Information Agent

We have appointed Global Bondholder Services Corporation as the exchange agent and the information agent for the exchange offer. You should direct questions, requests for assistance and requests for additional copies of this offering circular, any documents incorporated by reference into this offering circular or the accompanying letter of transmittal to Global Bondholder Services Corporation at the telephone numbers or the address listed on the back cover page of this offering circular. We will pay the exchange agent and information agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

No Recommendation to Tender

Neither we, our board of directors nor any other person is making any recommendation regarding whether you should tender your old debentures for exchange and accept the new debentures offered in the exchange offer. You must make your own determination as to whether to tender your old debentures for exchange.

Solicitation

The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. We therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the old debentures. We have not retained any dealer, manager or other agent to solicit tenders with respect to the exchange offer. The information agent will mail solicitation materials on our behalf. Where permitted by applicable law, additional solicitation may be made by telephone, facsimile or electronic transmission, or in person by officers and regular employees of us and our affiliates.

Other Fees and Expenses

Tendering holders of old debentures will not be required to pay any expenses of soliciting tenders in the exchange offer. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

We will pay the cash expenses to be incurred in connection with the exchange offer, including accounting, legal, printing, and related fees and expenses.

Accounting Treatment

As the new debentures do not have substantially different terms than the old debentures, the carrying amount of the new debentures will be the carrying amount of the old debentures, which is also their face value, and the conversion features of the new debentures will not be valued at issuance. Exchange fees paid to holders will be amortized over the life of the new debentures and all other fees will be expensed. Upon conversion of the new debentures, amounts paid in cash will be compared to the recorded carrying value and a gain or loss on conversion will be recorded.

DESCRIPTION OF THE NEW DEBENTURES

The new debentures will be issued under a new indenture among us and U.S. Bank National Association, as trustee (the “trustee”). A copy of the indenture may be obtained from us upon written request. The statements under this caption relating to the indenture and the new debentures are summaries and do not purport to be complete. These summaries make use of a number of terms defined in the indenture and are qualified in their entirety by express reference to the indenture. The terms of the new debentures will also include those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, the terms “we,” “us” and “our” mean only Belden CDT Inc. and not its subsidiaries.

General

The new debentures will be our general unsecured subordinated obligations. Assuming all outstanding old debentures are validly tendered and accepted in the exchange offer, the new debentures will be limited to an aggregate principal amount of $110,000,000. The new debentures will bear interest from January 15, 2007, at a rate of 4.00% per annum and will mature on July 15, 2023 unless earlier redeemed at our option, converted at the option of the holder or purchased by us at the option of the holder.

We will pay interest on the new debentures semi-annually in arrears on January 15 and July 15 of each year, to the registered holders of record on the preceding December 31 and June 30, respectively. Such interest will be calculated on the basis of a 360-day year of twelve 30-day months.

The indenture will not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. The indenture will contain no covenants or other provisions to afford protection to holders of new debentures in the event of a highly leveraged transaction or a change in control of us except to the extent described under “— Purchase at Option of Holder Upon a Change in Control” and “— Conversion Rights — Adjustment to the Conversion Rate Upon Fundamental Changes.”

See “— Book-Entry, Delivery and Form” for information regarding the form, documents and mechanics for transferring the new debentures.

Conversion Rights

General

Holders may surrender new debentures at any time for conversion into cash and, if applicable, shares of our common stock at an initial conversion price of $17.859 per share of common stock (subject to adjustment as described below) if one of the following conditions is satisfied:

•	if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading-day period ending on the trading day prior to the date of surrender is at least 110% of the conversion price per share of our common stock on such preceding trading day;

•	if the senior implied rating assigned to us by Moody’s Investors Service, Inc. is downgraded to B2 or below and the corporate credit rating assigned to us by Standard & Poor’s is downgraded to B or below;

•	if we have called the new debentures for redemption; or

•	upon the occurrence of specified corporate transactions.

We describe each of these conditions in greater detail below.

Conversion Upon Satisfaction of Closing Sale Price Condition

Holders may surrender new debentures for conversion into cash and, if applicable, shares of our common stock if the closing sale price of our common stock (as defined below) for at least 20 trading days in the 30 consecutive trading-day period ending on the trading day prior to the date of surrender is at least 110% of the conversion price per share of our common stock on such preceding trading day. If a holder had converted on March 1, 2007, this condition would have been satisfied.

The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded (currently the New York Stock Exchange) or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market.

The “conversion price” per share of our common stock as of any day equals the quotient of the principal amount of a new debenture divided by the number of shares of our common stock issuable upon conversion of such new debenture on that day.

The conversion agent (which currently is the trustee) will, on our behalf, determine daily if the new debentures are convertible as a result of the closing sale price of our common stock and will notify us and the trustee accordingly.

Conversion Upon a Ratings Downgrade

If at any time the senior implied rating assigned to us by Moody’s Investors Service, Inc. is downgraded to B2 or below and the corporate credit rating assigned to us by Standard & Poor’s is downgraded to B or below, then, so long as such downgrades are in effect, holders may surrender their new debentures for conversion into cash and, if applicable, shares of our common stock. On April 19, 2004, Standard & Poor’s lowered its ‘BB’ corporate credit rating on us to ‘BB-’, and lowered our subordinated debt rating on the old debentures to ‘B’ from ‘B+’.

Conversion Upon Notice of Redemption

A holder may surrender for conversion into cash and, if applicable, shares of our common stock a new debenture called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a purchase notice with respect to a new debenture, however, the holder may not surrender that new debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

Even if the closing sale price contingency described above under “— Conversion Upon Satisfaction of Closing Sale Price Condition” has not occurred, if we elect to distribute to all holders of our common stock:

•	certain rights or warrants entitling them to subscribe for or purchase our common stock at less than the then-current market price for the common stock; or

•	cash or debt securities, which distribution has a per share value exceeding 10% of the market price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of new debentures at least 15 days prior to the record date for such dividend or distribution. Once we have given such notice, holders may surrender their new debentures for conversion into cash and, if applicable, shares of our common stock at any time until the earlier of the close of business on the business day prior to the record date or our announcement that such distribution will not take place.

In addition, if we are a party to a consolidation, merger or transfer or lease of all or substantially all of our assets or if a transaction described in clause (2) of the definition of “change in control” under “— Purchase at Option of Holder Upon a Change in Control” occurs prior to July 21, 2008, and results in an increase in the conversion rate of the new debentures as described under “— Adjustment to the Conversion Rate Upon Fundamental Changes,” in each case pursuant to which the shares of our common stock would be subject to conversion into cash, securities or other property, a holder may surrender new debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual date of such transaction (or if such transaction also results in holders having a right to require us to purchase their new debentures, until the change in control purchase date).

If we are a party to a consolidation, merger or transfer or lease of all or substantially all of our assets or if a transaction described in clause (2) of the definition of “change in control” under “— Purchase at Option of Holder Upon a Change in Control” occurs prior to July 21, 2008, and results in an increase in the conversion rate of the new debentures as described under “— Adjustment to the Conversion Rate Upon Fundamental Changes,” in each case pursuant to which the shares of our common stock are converted into cash, securities or other property, then, at the effective time of the transaction, the right to convert a new debenture will be changed into a right to convert it into the kind and amount of cash, securities or other property (the “reference property”) that a holder of such new debenture would have received (assuming, if applicable, that the holder would have made the applicable election referred to below) if the holder had converted the new debenture and, upon such conversion, received, immediately before the transaction, a number of shares of our common stock equal to the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the new debenture. However, at and after the effective time of the transaction, the principal return payable upon conversion of the new debentures will continue to be payable in cash (instead of reference property), the daily conversion value and the daily share amount will be calculated based on the fair value of the reference property and the daily share amount will be payable at our option in cash, reference property or a combination thereof. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each new debenture would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. If a transaction described above occurs and holders of our common stock have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the new debentures, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the “reference property” described above. Once the election is made, it will apply to all holders of our new debentures after the effective time of the transaction.

Notwithstanding the first sentence of the immediately preceding paragraph, if we elect to change our conversion obligation upon a “public acquirer fundamental change,” as described in “— Conversion Upon Public Acquirer Fundamental Changes,” the provisions described in that section will apply instead of the provisions described in the immediately preceding paragraph.

If the transaction also constitutes a “change in control,” as defined below, the holder can require us to purchase all or a portion of its new debentures as described under “— Purchase at Option of Holder Upon a Change in Control.”

Net Share Settlement Upon Conversion

Holders that surrender their new debentures for conversion will receive, in exchange for those new debentures, cash or, at our option, cash and shares of our common stock, as follows. Upon conversion, holders will receive, per $1,000 principal amount of new debentures being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” (as described below) for each of the 20 trading days during the “cash settlement averaging period” (as described below).

The “cash settlement averaging period” with respect to any new debenture means the 20 consecutive trading-day period that begins on, and includes, the second trading day after the day the new debentures are tendered for conversion.

The “daily settlement amount,” for each of the 20 trading days during the cash settlement averaging period, consists of:

•	cash equal to the lesser of $50 and the “daily conversion value” (as described below), which amount of cash we refer to as the “daily principal return”; and

•	to the extent the daily conversion value exceeds $50, a number of whole shares of our common stock equal to the “daily share amount” (as described below) for such trading day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below.

The “daily share amount” on a given trading day in the relevant cash settlement averaging period means:

•	the excess of the daily conversion value over $50, divided by;

•	the VWAP price of our common stock on that trading day.

The “daily conversion value” on a given trading day in the relevant cash settlement averaging period means one-twentieth of the product of:

•	the conversion rate of the new debentures in effect on that trading day; and

•	the VWAP price of our common stock on that trading day.

We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.”

“Trading day” generally means any day during which:

•	trading in our common stock generally occurs on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading; and

•	there is no “market disruption event” (as described below).

“Market disruption event” means (i) a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

The “VWAP price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page BDC <Equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the VWAP price means the volume weighted average price per share of our common stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us.

By the close of business on the business day prior to the first scheduled trading day of the applicable cash settlement averaging period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify holders of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable cash settlement averaging period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the VWAP price of our common stock for such trading day. The number of shares deliverable in respect of each trading day in the applicable cash settlement averaging period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the trading day prior to the scheduled first trading day of the applicable cash settlement averaging period, we must settle 100% of the daily share amount for each trading day in the applicable cash settlement averaging period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares based on the closing sale price per share of our common stock on the last day of the cash settlement averaging period. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the business day prior to the scheduled first trading day of the applicable cash settlement averaging period.

We may be unable to pay the cash portion of the conversion value upon conversion of any new debentures by holders. Our ability to settle our conversion obligation with respect to the new debentures in cash may be limited by law or by our debt agreements in existence at the time of such conversion. Accordingly, we may not have the financial resources, or may not be able to arrange financing, to pay any portion of the conversion value in cash. See “Risk Factors — Risks Related to the New Debentures — We may not have the funds necessary to finance the repurchase or conversion of the new debentures or may otherwise be restricted from making such repurchase or conversion if required by holders pursuant to the indenture.”

Conversion Price and Delivery of Our Common Shares

The initial conversion price is $17.859 per share of our common stock, subject to adjustment upon the occurrence of certain events described below. This is equivalent to an initial conversion rate of 55.9942 shares of our common stock per $1,000 principal amount of new debentures. If common stock is payable upon conversion, a holder of a new debenture otherwise entitled to a fractional share will receive cash equal to the then-current market value of such fractional share. We will not issue fractional shares of common stock on a conversion. No payment or adjustment will be made for accrued and unpaid interest on a converted new debenture or for dividends or distributions on any of our common stock issued upon conversion of a new debenture. Our delivery to the holder of cash and shares of our common stock in a collective amount equal to the settlement amount will be deemed to satisfy our obligation to pay the principal amount of the new debenture and the accrued and unpaid interest attributable to the period from the issue date to the conversion date. As a result, the principal amount of the new debenture and accrued and unpaid interest thereon will be deemed to be paid in full rather than canceled, extinguished or forfeited.

If a holder surrenders new debentures for conversion during the period after any interest record date and prior to the corresponding interest payment date, the holder must pay us the interest payable on those new debentures, unless they have been called for redemption on a redemption date within the period or on the interest payment date. The holder may not convert new debentures called for redemption after the close of business on the business day preceding the date fixed for redemption, unless we default in payment of the redemption price.

We will adjust the conversion price for: (i) dividends or distributions on shares of our common stock payable in shares of our common stock or other capital stock; (ii) subdivisions, combinations or certain reclassifications of our common stock; (iii) distributions to all holders of our common stock of certain rights entitling them to purchase shares of common stock for a period expiring within 60 days after the record date for such distribution at less than the quoted price at the time; (iv) distributions to all holders of our common stock of our assets or debt securities or certain rights to purchase our securities (excluding dividends or distributions described in (i) or (iii) above or (v) below); (v) a dividend or other distribution consisting exclusively of cash to all holders of common stock; and (vi) payment to holders of common stock in respect of a tender or exchange offer (other than an odd lot offer) by us or any of our subsidiaries for common stock at a price in excess of 110% of the current market price of our common stock on the last date tenders or exchanges may be made pursuant to such tender or exchange offers.

We will not adjust the conversion price, however, in certain circumstances, if holders of new debentures are to participate in the transaction without conversion.

No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward, aggregated with any previous adjustment which would otherwise have been made, and taken into account in any subsequent adjustment. From time to time, we may voluntarily decrease the conversion price for a period of at least 20 days to encourage holders to convert, which would allow us to reduce our future interest costs. We will deliver written notice to each holder of new debentures at least 15 days prior to the date any reduced conversion price takes effect. Such notice shall state the reduced conversion price and the period of time during which it shall remain in effect.

In the event that we are a party to a merger, consolidation or transfer or lease of all or substantially all of our assets pursuant to which our common stock would be converted into cash, securities or other assets, the principal return and the net shares will be based on the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its new debentures immediately prior to such transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the new debentures in the future.

We have issued rights to all of our holders of common stock pursuant to our Rights Plan described under “Description of Capital Stock — Rights Plan.” If, upon conversion of the new debentures either prior to or following the time at which the rights begin trading separately from the common stock, holders will receive shares of our common stock, holders will also receive the rights under the Rights Plan associated with such common stock.

Holders of the new debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of adjustments to (or failure to make adjustments to) the conversion price. See “Certain United States Federal Income Tax Consequences — Tax Treatment of the New Debentures — Deemed Dividend on the New Debentures.”

The right of conversion attaching to any new debenture may be exercised (a) if such new debenture is represented by a global debenture, by book-entry transfer to the conversion agent through the facilities of DTC, or (b) if such new debenture is represented by a certificated debenture, by delivery of such new debenture at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date will be the date on which the new debenture and all of the items required for conversion shall have been so delivered and one or more of the conditions for conversion have been met. See “— General.” A holder delivering a new debenture for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

The required cash payment and, if applicable, a certificate for the number of full shares of our common stock into which any new debenture is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the United States federal income tax treatment of a holder receiving cash and, if applicable, shares of our common stock upon conversion, see “Certain United States Federal Income Tax Consequences — Tax Treatment of the New Debentures — Conversion of the New Debentures.”

Adjustment to the Conversion Rate Upon Fundamental Changes

If and only to the extent holders elect to convert new debentures in connection with a transaction described in clause (2) of the definition of “change in control” under “— Purchase at Option of Holder Upon a Change in Control” below (a “fundamental change”) that occurs prior to July 21, 2008, we will increase, by a number of additional shares as described below, the conversion rate applicable to new debentures that are surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of such fundamental change until and including the change in control purchase date. However, if such fundamental change is also a “public acquirer fundamental change,” as described below, then, in lieu of increasing the conversion rate as described above, we may elect to change the conversion right in the manner described under “— Conversion Upon Public Acquirer Fundamental Changes.”

We will mail to holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our web site, the anticipated effective date of any such proposed fundamental change. We must make this mailing, announcement and publication at least 15 business days before the anticipated effective date of such fundamental change. We must also state, in the notice, announcement and publication, whether we have made the election referred to above to change the conversion right in lieu of increasing the conversion rate.

If a holder surrenders a new debenture for conversion in connection with a fundamental change that we have announced, but the fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with such conversion.

The number of additional shares (the “applicable increase”) will be determined by reference to the table below, based on the date when such fundamental change becomes effective, which we refer to as the effective date, and the price paid per share of our common stock in such fundamental change, which we refer to as the stock price. If the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in such fundamental change consists solely of cash, then the stock price will be the cash amount paid per share of our common stock in such fundamental change. Otherwise, the stock price will be the average of the closing sale price per share of our common stock on each of the five consecutive trading days immediately preceding the effective date of the relevant fundamental change. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-date of the event occurs, during those five consecutive trading days.

The following table sets forth the hypothetical stock price and number of additional shares per $1,000 principal amount of new debentures that will be added to the conversion rate applicable to new debentures described above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each stock price set forth in the first row of the table below by multiplying the stock price in effect immediately before the adjustment by a fraction:

•	whose numerator is the conversion rate in effect immediately before the adjustment; and

•	whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “— Conversion Price and Delivery of Our Common Shares.”

	Stock Price
Effective Date	$13.00	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00

March 2, 2007	20.93	14.14	5.20	2.37	1.41	1.02	0.82	0.69	0.59	0.52	0.45	0.40
July 15, 2007	20.93	13.05	4.03	1.57	0.90	0.65	0.53	0.45	0.39	0.34	0.29	0.26
July 21, 2008	20.93	10.67	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact stock price and effective date may not be as set forth in the table above, in which case:

•	if (a) the actual stock price is between two stock prices listed in the table above, or (b) the actual effective date is between two effective dates listed in the table above, or both, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth (x) for the two stock prices or (y) for the two effective dates based on a 365-day year, or both, as applicable;

•	if the actual stock price is greater than $65.00 per share (subject to adjustment as set forth above), we will not increase the conversion rate; and

•	if the actual stock price is less than $13.00 per share (subject to adjustment as set forth above), we will not increase the conversion rate.

Settlement of Conversions Upon Fundamental Changes

If we are required to increase the conversion rate by the applicable increase as a result of a fundamental change, new debentures surrendered for conversion will be settled as follows (subject in all respects to the provisions set forth above under “— Net Share Settlement Upon Conversion”):

•	If the last trading day of the applicable cash settlement averaging period related to new debentures surrendered for conversion is prior to the third scheduled trading day preceding the anticipated effective date of such fundamental change, we will settle such conversion as described under “— Net Share Settlement Upon Conversion” above by delivering the amount of consideration due (as described above under “— Net Share Settlement Upon Conversion,” based on the conversion rate prior to adjustment for the applicable increase) on the third trading day immediately following the last day of the applicable cash settlement period. In addition, as soon as practicable following the effective date of such fundamental change, we will deliver the increase in such amount of cash and shares of our common stock or reference property deliverable in lieu of shares of our common stock, if any, as the case may be, as if the conversion rate had been increased by the applicable increase during the related cash settlement averaging period (and based upon the relevant daily VWAP prices during such cash settlement averaging period). If such applicable increase results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering shares of our common stock or reference property based on such applicable increase.

•	If the last trading day of the applicable cash settlement averaging period related to new debentures surrendered for conversion is on or following the third scheduled trading day preceding the anticipated effective date of the fundamental change, we will settle such conversion as described under “— Net Share Settlement Upon Conversion” above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (i) the effective date of the transaction and (ii) the third trading day immediately following the last trading day of the applicable cash settlement averaging period.

Because we may not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the fundamental change, if we do not deliver solely cash to the extent the daily conversion value on any trading day during the cash settlement averaging period exceeds $50, the non-cash consideration due in respect of such excess may not consist of shares of our common stock as a result of the provisions described above under the caption “Conversion Upon Specified Corporate Transactions.” Accordingly, to the extent the daily conversion value on any trading day during the cash settlement averaging period exceeds $50, the non-cash consideration due in respect of such excess may be paid in reference property.

Conversion Upon Public Acquirer Fundamental Changes

Notwithstanding the foregoing, in the case of a “public acquirer fundamental change,” as described below, then we may, at our sole option, elect to change the conversion right in lieu of increasing the conversion rate applicable to new debentures that are converted in connection with such public acquirer fundamental change. If we make this election, then we will adjust the conversion rate and our related conversion obligation such that, from and after the effective time of such public acquirer fundamental change, the right to convert a new debenture into cash and, if applicable, shares of our common stock will be changed into a right to convert new debentures into cash and, if applicable, shares of “public acquirer common stock,” as described below, at a conversion rate equal to the conversion rate in effect immediately before the effective time, multiplied by a fraction:

•	whose numerator is the fair market value (as determined in good faith by our board of directors), as of the effective time of the public acquirer fundamental change, of the cash, securities and other property paid or payable per share of our common stock; and

•	whose denominator is the average of the closing sale prices per share of the public acquirer common stock for each of the five consecutive trading days commencing on, and including, the trading day immediately after the effective date of the public acquirer fundamental change.

If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer fundamental change, and not just those holders, if any, that convert their new debentures in connection with such public acquirer fundamental change. Also, the principal return payable upon conversion of the new debentures after we give effect to the election will continue to be payable in cash, but the daily share amount, if any, will be payable at our option in cash, shares of public acquirer common stock (instead of our common stock) or a combination thereof, and the daily conversion value will be calculated based on the VWAP price per share of the public acquirer common stock (instead of our common stock). If the public acquirer fundamental change is also an event that requires us to make another adjustment to the conversion rate as described under “— Conversion Price and Delivery of Our Common Shares,” then we will also give effect to that adjustment. However, if we make the election described above, then we will not increase the conversion rate in the manner described under “— Adjustment to the Conversion Rate Upon Certain Fundamental Changes” above.

A “public acquirer fundamental change” means an acquisition of us pursuant to a change in control described in clause (2) of the definition of “change in control” under “— Purchase at Option of Holder Upon a Change in Control” that would otherwise obligate us to increase the conversion rate as described above under “— Adjustment to the Conversion Rate Upon Fundamental Changes” and where the acquirer (or any entity that is a direct or indirect wholly owned subsidiary of the acquirer or of which the acquirer is a direct or indirect wholly owned subsidiary) has a class of common stock that is traded or quoted on a U.S. national securities exchange or that will be so traded or quoted when issued or exchanged in connection with the fundamental change. We refer to such common stock as the “public acquirer common stock.”

We will state, in the notice, public announcement and publication described under “— Adjustment to the Conversion Rate Upon Fundamental Changes” above, whether we have elected to change the conversion right in lieu of increasing the conversion rate. With respect to each public acquirer fundamental change, we can make only one election, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if we elect to change the conversion right as described above in connection with a public acquirer fundamental change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.

Subordination of New Debentures

The indebtedness evidenced by the new debentures will be subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment on the principal of and interest on the new debentures will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness. In addition, any old debentures that are not exchanged for new debentures in the exchange offer will be pari passu in right of payment with the new debentures.

In the event of any acceleration of the new debentures because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations with respect to such senior indebtedness before the holders of the new debentures are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the new debentures is accelerated because of an event of default.

We may not make any payment on the new debentures or otherwise acquire the new debentures if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable grace period, or

•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity and the indenture trustee receives a notice of such default, which is referred to herein as a payment blockage notice, from any person permitted to give this notice under the indenture.

We are required to resume payments on the new debentures:

•	in the case of a payment default, when the default is cured or waived or ceases to exist, and

•	in the case of a nonpayment default, upon the earlier of (1) when the default is cured or waived or ceases to exist and (2) 179 days after receipt of the payment blockage notice.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since the indenture trustee’s receipt of the prior payment blockage notice.

No default that existed on the date of delivery of any payment blockage notice to the indenture trustee shall be the basis for a subsequent payment blockage notice.

By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the new debentures may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture. The indenture will not limit our ability to incur additional indebtedness, including senior indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the new debentures.

A significant portion of our operations is conducted through subsidiaries. As a result, our cash flow and our ability to service debt, including the new debentures, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the new debentures or to provide us with funds for our respective payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon such subsidiaries’ earnings.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the new debentures to participate in those assets, is effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of any of such subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of such subsidiaries and any indebtedness of such subsidiaries senior to that held by us.

As of December 31, 2006, (i) we had approximately $62 million of senior indebtedness outstanding and (ii) our subsidiaries had approximately $397 million of outstanding liabilities, including the senior indebtedness referred to above, to which the new debentures will be effectively subordinated.

Certain Definitions

The term “designated senior indebtedness,” as to any person, means any senior indebtedness that expressly provides that such senior indebtedness is “designated senior indebtedness” for purposes of the indenture.

The term “indebtedness,” as to any person, means, without duplication:

(1) all of such person’s obligations for borrowed money or for the deferred purchase price of property or services, and including, without limitation, the face amount available to be drawn under all letters of credit, reimbursement and similar obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured;

(2) all of such person’s obligations evidenced by notes, bonds, debentures or similar instruments;

(3) all of such person’s obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(4) all of such person’s obligations under leases with respect to which such person is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles;

(5) all of such person’s obligations, direct or indirect, contingent or otherwise, with respect to any indebtedness of another person, if the purpose or intent thereof by such person is to provide assurance to the obligee of such indebtedness that such indebtedness will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such indebtedness will be protected (in whole or in part) against loss in respect thereof;

(6) all of such person’s obligations under interest rate swap, cap or collar agreements, foreign exchange contracts, currency swap agreements and other agreements or arrangements entered into in the ordinary course of business and consistent with past practices designed to protect such person against fluctuations in interest rates or currency exchange rates; and

(7) all indebtedness referred to in clauses (1), (2), (3), (4) or (5) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, pledge, mortgage, security interest, hypothecation, assignment for security interest or encumbrance of any kind upon or in property (including, without limitation, accounts and contracts rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness;

provided, however, that indebtedness does not include current accounts payable of such person arising in the ordinary course of business.

The term “senior indebtedness,” as to any person, means the principal, premium, if any, interest (including any interest accruing after commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), rent and all fees, costs, expenses and other amounts due on indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by such person, including all deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. Senior indebtedness does not include:

(1) indebtedness that expressly provides that it shall not be senior in right of payment to the new debentures or expressly provides that it is on the same basis or junior to the new debentures;

(2) indebtedness to any of its majority-owned subsidiaries or to any of its other affiliates or any obligation for federal, state, local or other taxes;

(3) the new debentures; and

(4) any old debentures that are not exchanged for new debentures in the exchange offer.

Maturity; Redemption of New Debentures at Our Option Prior to Maturity

We must repay the new debentures at their stated maturity on July 15, 2023, at a price equal to 100% of the principal amount plus accrued and unpaid interest up to but not including the stated maturity, unless earlier redeemed by us, purchased by us at your option, or converted. Beginning on July 21, 2008, we may redeem the new debentures at our option, in whole at any time, or in part from time to time, for cash at a redemption price equal to 100% of the principal amount of the new debentures plus accrued and unpaid interest up to but not including the date of redemption. We will give not less than 15 days nor more than 60 days notice of redemption by mail to holders of new debentures.

Holders may convert new debentures or portions of new debentures called for redemption even if the closing sale price contingency described under “— Conversion Rights” has not occurred, until the close of business on the business day prior to the redemption date.

If we redeem less than all of the new debentures, unless the procedures of DTC provide otherwise, the trustee will select the new debentures to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder’s new debentures is selected for partial redemption and the holder converts a portion of the new debentures, the converted portion will be deemed to be the portion selected for redemption.

Purchase of New Debentures at the Option of the Holder

On July 15, 2008, July 15, 2013 and July 15, 2018, each holder may require us to purchase any new debentures for which such holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their new debentures for purchase to the paying agent

(which will initially be the trustee) at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

We will purchase each new debenture for which such holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of such new debenture, together with accrued and unpaid interest up to but not including the purchase date.

If the purchase date is on or after an interest record date but on or prior to the related interest payment date, interest will be paid to the record holder on the relevant record date.

We may, at our option, elect to pay the purchase price in cash or shares of our common stock valued at the market price or any combination thereof. See “— Election to Pay Purchase Price in Shares of Our Common Stock.”

For a discussion of the tax treatment of a holder electing to cause us to purchase the new debentures, see “Certain United States Federal Income Tax Consequences — Tax Treatment of the New Debentures — Sale, Exchange or Redemption of the New Debentures.”

Required Notices and Procedure

On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar (which will initially be the trustee), and to beneficial owners as required by applicable law, stating, among other things:

•	the purchase price per $1,000 principal amount of new debentures;

•	whether we will pay the purchase price for the new debentures in cash, common stock or any combination thereof, specifying the applicable percentages of each;

•	if we elect to pay in common stock, the method for calculating the market price of our common stock; and

•	the procedures that holders must follow to require us to purchase their new debentures.

Simultaneously with our notice of purchase, we will disseminate a press release containing this information through any two of the following three news services: Reuters Economic Services, Bloomberg Business News and Dow Jones & Company, Inc. We will also publish this information on our web site at http://www.belden.com or through such other public medium as we may use at that time.

The purchase notice given by each holder electing to require us to purchase new debentures must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

•	the certificate numbers of the holder’s new debentures to be delivered for purchase or, if such new debentures are not in certificated form, appropriate depository procedures;

•	the aggregate principal amount of new debentures to be purchased;

•	that the new debentures are to be purchased by us pursuant to the applicable provisions of the new debentures; and

•	if we elect, pursuant to the notice we are required to give, to pay any or all of the purchase price in shares of our common stock, but instead must pay the purchase price entirely in cash because one or more of the conditions to payment of any or all of the purchase price in our common stock (described below in “— Election to Pay Purchase Price in Shares of Our Common Stock”) is not satisfied prior to the close of business on the purchase date, whether such holder elects:

(1) to withdraw the purchase notice as to some or all of the new debentures to which it relates, stating the principal amount and certificate numbers of the new debentures as to which such withdrawal shall relate; or

(2) to receive cash in such event in respect of the entire purchase price for all new debentures or portions of new debentures subject to such purchase notice.

If the holder fails to indicate in the purchase notice and in any written notice of withdrawal a choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all new debentures subject to the purchase notice in these circumstances.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

•	the certificate numbers of the new debentures being withdrawn or, if such new debentures are not in certificated form, appropriate depository procedures;

•	the aggregate principal amount of the new debentures being withdrawn; and

•	the aggregate principal amount, if any, of the new debentures that remain subject to the purchase notice.

Payment of the purchase price for a new debenture for which a purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the new debenture, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the new debenture will be made promptly following the later of the purchase date or the time of book-entry transfer or physical delivery of the new debenture.

If the paying agent holds money or securities sufficient to pay the purchase price of a new debenture on the business day following the purchase date in accordance with the indenture, then, immediately after the purchase date, the new debenture will cease to be outstanding and the new debenture will cease to accrue interest, whether or not book-entry transfer is made or the new debenture is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the purchase price upon book-entry transfer or delivery of the new debenture.

Our ability to purchase new debentures with cash may be limited by the terms of any financing arrangements in place at such time.

We may not purchase any new debentures at the option of holders if an event of default described under “— Events of Default” below has occurred and is continuing.

In connection with any purchase offer, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and file Schedule TO or any other required schedule under the Exchange Act.

Election to Pay Purchase Price in Shares of Our Common Stock

If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by the market price.

We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver shares of common stock in payment, in whole or in part, of the purchase price.

The “market price” of our common stock on any purchase date means the average of the closing sale prices of our common stock for the five trading-day period ending on the third business day (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day immediately prior thereto) prior to such purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading-day period and ending on such purchase date, of certain events with respect to our common stock that would result in an adjustment of the conversion price.

Because the market price of our common stock is determined prior to the applicable purchase date, holders of new debentures bear the market risk with respect to the value of our common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in our common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

Upon determination of the actual number of shares of our common stock issuable in accordance with the foregoing provisions, we will disseminate a press release containing this information through any two of the following three news services: Reuters Economic Services, Bloomberg Business News and Dow Jones & Company, Inc. We will also publish this information on our web site at http://www.belden.com or through such other public medium as we may use at that time.

Our right to purchase new debentures, in whole or in part, with shares of our common stock is subject to our satisfying various conditions, including:

•	the listing of such shares of our common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

•	the registration of our common stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the new debentures of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the new debentures once we have given the notice that we are required to give to holders of new debentures, except as described in the first sentence of this paragraph.

Purchase at Option of Holder Upon a Change in Control

If a change in control (as defined below) occurs, each holder of new debentures will have the right, at such holder’s option, to require us to purchase all of such holder’s new debentures, or any portion thereof, that is an integral multiple of $1,000 principal amount on the date (the “change in control purchase date”) selected by us that is not less than 10 nor more than 30 days after the final surrender date (as defined below), at a price equal to 100% of the principal amount of such new debentures plus accrued and unpaid interest up to but not including the change in control purchase date.

Unless we shall previously have called for redemption of all of the new debentures, within 30 days after the occurrence of a change in control, we are obligated to deliver to the trustee and mail (or cause the trustee to mail) to all holders of record of the new debentures a notice (the “company notice”) describing, among other things, the occurrence of such change in control and of the purchase right arising as a result thereof. We must cause a copy of the company notice to be published in a newspaper of general circulation in the Borough of Manhattan, the City of New York. To exercise the purchase right, a holder of new debentures must, on or before the date which is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of the company notice (the “final surrender date”), give irrevocable written notice of the holder’s exercise of such right and surrender the new debentures (if such new debentures are represented by a global debenture, by book-entry transfer to the conversion agent through the facilities of DTC) with respect to which the right is being exercised, duly endorsed for transfer to us, at any place where principal is payable. The submission of such notice together with such new debentures pursuant to the exercise of a purchase right will be irrevocable on the part of the holder (unless we fail to purchase the new debentures on the change in control purchase date) and the right to convert the new debentures will expire upon such submission.

A “change in control” will be deemed to have occurred if any of the following occurs:

(1) any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all our outstanding voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors; or

(2) we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding voting stock of the surviving or transferee person.

For purposes of this change in control definition:

•	“person” and “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

•	“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

The term “all or substantially all” as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

The right to require us to purchase the new debentures as a result of the occurrence of a change in control could create an event of default under our future senior indebtedness. Failure by us to purchase the new debentures when required will result in an event of default with respect to the new debentures.

The holders’ right to require us to purchase the new debentures upon the occurrence of a change in control could, in certain circumstances, make more difficult or discourage a potential takeover of the Company and, thus, removal of incumbent management. The change in control purchase right, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the change in control purchase feature is a standard term contained in other similar debt offerings.

We could in the future enter into certain transactions, including highly leveraged recapitalizations, that would not constitute a change in control and would not, therefore, provide the holders with the protection of requiring us to purchase the new debentures.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the purchase option becomes available to holders of the new debentures. We will comply with this rule to the extent applicable at that time.

Events of Default

The following are “events of default”: (a) a default by us in the payment of interest on any new debenture that continues for 30 days or more after such payment is due, whether or not prohibited by the subordination provisions of the indenture, (b) a default by us in the payment of the principal of any new debenture, the redemption price, the purchase price or the change in control purchase price in respect of any new debenture when due whether or not prohibited by the subordination provisions of the indenture, (c) a default by us in the performance of any other covenants or agreements in the indenture that continues for 90 days after written notice to us by the trustee or the holders of at least 25% in principal amount of outstanding new debentures, (d) we default in the payment when due, including any applicable grace period, in respect of indebtedness for borrowed money, which payment is an amount in excess of $20,000,000, (e) we default with respect to any indebtedness for borrowed money, which default results in acceleration of any such indebtedness which is an amount in excess of $20,000,000, and (f) certain events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries.

If an event of default shall occur and be continuing and if it is known to the trustee, the trustee is required to mail to each holder of the new debentures a notice of the event of default within 90 days after such default occurs. Except in the case of a default in payment of the principal, redemption price, purchase price or change in control purchase price of, or accrued interest on, any new debenture, the trustee may withhold the notice if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the new debentures.

If an event of default shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of outstanding new debentures may declare an amount equal to the principal amount of the new debentures plus accrued and unpaid interest in respect of the new debentures to be immediately due and payable. If the event of default relates to bankruptcy, insolvency or reorganization with respect to us, the new debentures will automatically become immediately due and payable, subject to applicable law.

Holders of the new debentures may not enforce the indenture or new debentures except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the new debentures, unless the holders shall have offered the trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the indenture, the holders of a majority in principal amount of the new debentures at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. Those holders may, in certain cases, waive any default except a default in payment of the principal amount, redemption price, purchase price or change in control purchase price of, or accrued interest on, any new debenture or a failure to comply with certain provisions of the indenture relating to conversion of the new debentures.

We will be required to furnish the trustee annually with a certificate as to our compliance with the conditions and covenants provided for in the indenture.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding new debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, when the new debentures have become due and payable, whether at stated maturity, on any redemption date, purchase date or change in control purchase date, upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding new debentures and all other sums payable under the indenture by us.

Merger and Consolidation

We may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, (2) permit any person to consolidate with or merge into us or (3) permit any person to convey, transfer, sell or lease that person’s properties and assets substantially as an entirety to us unless:

•	in the case of (1) and (2) above, the person formed by the consolidation or into which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal amount of and accrued and unpaid interest on the new debentures and the performance of our other covenants under the indenture; and

•	in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Some of the transactions described above could constitute a change in control that permits holders to require us to purchase their new debentures as described under “— Purchase at Option of Holder Upon a Change in Control.”

Modification and Waiver

Subject to certain exceptions, (a) supplements of and amendments to the indenture or the new debentures may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding new debentures and (b) any existing default or compliance with any provisions may be waived with the consent of the holders of at least a majority in aggregate principal amount of the outstanding new debentures. Without the consent of any holders of the new debentures, we and the trustee may amend or supplement the indenture or the new debentures to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the new debentures, to make certain changes with respect to conversion rights in case of a merger or acquisition otherwise in compliance with the indenture or to make any change that does not materially adversely affect the rights of any holder of the new debentures. Without the consent of the holders of each new debenture affected thereby, an amendment, supplement or waiver may not (a) change the stated maturity date of any new debenture, or adversely affect the right to convert any new debenture, (b) reduce the principal amount, redemption price, purchase price or change in control purchase price of, or alter the manner or rate of accrual of interest (or extend the time for payment of interest) on any new debenture, (c) change the currency for payment in respect of any new debenture, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any new debenture, (e) reduce the above stated percentage of outstanding new debentures necessary to amend or supplement the indenture or waive defaults or compliance, (f) make any changes in the subordination provisions of the indenture or in the ranking or priority of any new debenture in a manner materially adverse to the holders of the new debentures, or (g) modify (with certain exceptions) any provisions of the indenture relating to modification and amendment of the indenture or waiver of compliance with conditions and defaults thereunder.

Concerning the Trustee

U.S. Bank National Association, trustee under the indenture, has been appointed by us as the initial paying agent, conversion agent, bid solicitation agent and registrar with regard to the new debentures. We may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

In case an event of default shall occur (and shall not be cured) and holders of the new debentures have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee is generally under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of new debentures, unless the holders shall have offered to the trustee indemnity reasonably satisfactory to it.

Governing Law

The indenture and the new debentures will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

Book-Entry, Delivery and Form

We will issue the new debentures in the form of global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. New debentures in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by DTC, upon our deposit of the global security with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of new debentures represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those ownership interests are effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new debentures represented by the global security for all purposes under the indenture and the new debentures. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you will not be entitled to have the new debentures represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any new debentures under the global security. We have been advised that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments on the new debentures represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any new debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of new debentures only at the direction of one or more participants to whose account the DTC interests in the global security are credited and only in respect of such portion of the aggregate principal amount of new debentures as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the new debentures, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

The following summary of material terms of our common stock and preferred stock does not purport to be complete and is qualified in its entirety by the more detailed provisions of our restated certificate of incorporation and our amended and restated bylaws, copies of which we have previously filed with the SEC.

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

Common Stock Outstanding

As of February 22, 2007, there were 44,609,213 shares of common stock outstanding. The issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Voting Rights

The holders of common stock are entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights.

Dividend Rights; Rights Upon Liquidation

The holders of common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of our board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. In the event of our liquidation, dissolution or winding up, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock.

Preemptive Rights

Holders of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

Under our restated certificate of incorporation, our board of directors is authorized, subject to any limitations prescribed by law, to issue preferred stock in one or more series. Each series shall have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as our board of directors shall determine. Our board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change in control of the Company and could adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. In connection with our stockholder rights plan described below, our board of directors designated 100,000 shares of preferred stock as the series A junior participating preferred stock. As of March 1, 2007, there were no shares of preferred stock outstanding.

Rights Plan

On December 10, 1996, our board of directors adopted a rights agreement. Under the rights agreement, one preferred share purchase right for each outstanding share of common stock was distributed to stockholders of record on or after December 26, 1996. Each share of common stock issued upon conversion of the new debentures offered by this offering circular will also carry one preferred share purchase right. Each right currently entitles the holder thereof to buy one-thousandth of a share of series A junior participating preferred stock for an exercise price of $150.00 (subject to certain adjustments). The rights are exercisable only if a person or group (with certain exceptions) acquires, or announces a tender offer to acquire, 20% or more of our common stock. If such a person or group purchases 20% or more of our total outstanding shares of common stock, or if the person or group acquires us in a reverse merger, each right (except those held by the person or group) becomes a right to buy shares of common stock having a market value equal to two times the exercise price of the right. If we are acquired in a merger or other business combination, or 50% or more of our assets or earning power is sold or transferred, each right (except those held by the acquiring person or group) becomes a right to buy shares of the common stock of the acquiring person or group having a market value of two times the exercise price. We may exchange the rights for shares of common stock on a one-to-one basis at any time after a person or group has acquired 20% or more of the outstanding stock. We will be entitled to redeem the rights at $0.01 per right (payable in cash or common stock, at our option) at any time before public disclosure that a 20% position has been acquired. As amended to date, the rights plan provides that the rights will expire on December 9, 2016, unless previously redeemed or exercised.

A committee comprised of independent directors will review the rights agreement every three years (or earlier upon receipt of an acquisition proposal) to determine whether the rights agreement remains in the best interests of the Company and its stockholders. Following each such review, the committee will communicate its conclusions to the full board of directors, including any recommendation in light thereof as to whether the rights agreement should be modified or the rights should be redeemed.

The rights have anti-takeover effects. Once the rights have become exercisable, in most cases the rights will cause substantial dilution to a person that attempts to acquire or merge with us. Accordingly, the existence of the rights may deter potential acquirers from making a takeover proposal or a tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors because we may redeem the rights and because our board of directors can amend the rights agreement so that a transaction approved by our board of directors would not cause the rights to become exercisable.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFERING CIRCULAR AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This section describes the material United States federal income tax consequences of the exchange of old debentures for new debentures, the ownership of new debentures and the conversion or exchange of new debentures for cash and common stock. Solely for purposes of this discussion, (i) the term “new debentures” refers to the new 4.00% Convertible Subordinated Debentures due 2023 proposed to be exchanged for the old debentures, (ii) the term “old debentures” refers to the currently outstanding 4.00% Convertible Subordinated Debentures due 2023 and (iii) the term “debentures” refers to the new debentures and the old debentures collectively. This section applies only to United States holders (as defined below) that hold their debentures as capital assets, and that would hold any common shares acquired upon conversion as capital assets, for tax purposes. This section does not apply to a holder that is a member of a special class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

•	a bank or financial institution,

•	a life insurance company,

•	a tax-exempt organization,

•	a person liable for alternative minimum tax,

•	a person that owns debentures or common stock acquired upon conversion as part of a straddle or a hedging or conversion transaction (including as a hedge against interest rate risk) for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the United States dollar.

This section is based on the Internal Revenue Code of 1986, as amended, or Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This discussion applies only to United States holders. A United States holder is a beneficial owner of a debenture or common stock acquired upon the conversion or exchange of the debenture that is for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of source or who is otherwise subject to United States federal income tax on a net income basis in respect of the debentures, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Holders should consult their own tax advisors concerning the consequences of the exchange of old debentures for new debentures and the ownership of new debentures or common stock acquired upon the conversion or exchange of new debentures in their particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Tax Treatment of the Exchange

Generally, the modification of a debt instrument is treated as a taxable exchange only if the modification is “significant.” Under applicable United States Treasury Regulations, a modification of a debt instrument is a significant modification only if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. In the exchange offer, the issuer is paying a fee to induce a holder of old debentures to participate in the exchange. Under Treasury Regulations, a change in yield is treated as significant if the yield of the new instrument reflects a change of more than 25 basis points or 5% of the annual yield from the original debt. Because the exchange does not change the yield beyond this threshold, the payment of the exchange fee should not cause the exchange to be treated as a taxable disposition of the old debentures for federal income tax purposes. Furthermore, although the matter is not free from doubt, we believe that, based on all the facts and circumstances, the differences between the terms of the old debentures and the new debentures should not be treated as economically significant and thus the exchange of old debentures for new debentures should not be a taxable disposition of the old debentures, and accordingly, the new debentures should take on the tax characteristics of the old debentures. Under this treatment, a United States holder will not recognize gain or loss upon the exchange (except as described below in respect of the exchange fee), and the United States holder will have the same adjusted tax basis and holding period in the new debentures as it had in the old debentures immediately prior to the exchange. Except as noted in the following two paragraphs, the discussion below assumes that the exchange will be treated in the manner described in this paragraph.

If, contrary to the position set forth above, the exchange is treated as a significant modification of the old debentures, we believe that the exchange likely constitutes a recapitalization for United States federal income tax purposes. Whether the exchange constitutes a recapitalization depends, in part, on whether the old debentures and new debentures constitute securities for United States federal income tax purposes. The term “security” is not clearly defined in the relevant authorities, and the determination of whether a debt instrument is a security requires an overall evaluation of the nature of the instrument, with the term of the instrument as one of the most significant factors. Although the matter is not free from doubt, a debt instrument with a term of between five and ten years is generally considered to be a security, while debt instruments with a term of more than ten years are considered almost certainly to be a security. We believe that both the old debentures and the new debentures are likely to constitute securities for United States tax purposes, and the exchange is likely to qualify as a recapitalization for tax purposes (assuming the exchange is treated as a disposition of the old debentures). If treated as a recapitalization, an exchanging United States holder should not recognize any gain or loss on the exchange (except as described below in respect of the exchange fee). The basis of the new debentures received should equal the basis in the old debentures exchanged pursuant to the exchange offer. The holding period for the new debentures should include the holding period for the old debentures exchanged. If the exchange is treated as a recapitalization, it is likely that the new debentures will be treated as issued with original issue discount, or OID, which a holder would be required to accrue on a constant yield basis over the term of the new debentures. However, a holder of old debentures that has a tax basis that is at least equal to the principal amount of the new debentures will be able to offset the OID inclusion with a corresponding amount of acquisition premium.

If, contrary to the views expressed above, the exchange of old debentures for new debentures is treated as a significant modification of the old debentures and is not treated as a recapitalization for federal income tax purposes, then a United States holder would recognize gain or loss in respect of the exchange in an amount equal to the difference between its tax basis in the old debentures and the “issue price” for the new debentures. United States holders should consult their tax advisors as to the possibility that the exchange could be treated in such a manner and the amount of gain or loss that they would recognize in respect of the exchange if the exchange is treated in such manner.

We intend to treat payment of the exchange fee as consideration to United States holders for participating in the exchange offer. In that case, such payments would result in ordinary income to holders participating in the exchange offer and we will report such payments to holders and the IRS for information purposes in accordance with such treatment.

Tax Treatment of the New Debentures

Payments of Interest on the New Debentures

A United States holder should be taxed on interest on the holder’s new debenture as ordinary income at the time the holder receives the interest or when it accrues, depending on the holder’s method of accounting for tax purposes, including any accrued interest paid or treated as having been paid in connection with the conversion of a new debenture.

Deemed Dividend on the New Debentures

Holders of convertible debt instruments such as the new debentures may, in certain circumstances, be deemed to have received constructive distributions where the conversion rate of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the new debentures, including, without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of new debentures will be deemed to have received constructive distributions in amounts based upon the value of such holders’ increased interests in our equity resulting from such adjustments. The amount of any such distribution will be treated as a distribution to a stockholder with the tax consequences discussed below in “— Dividends on Common Stock.” Accordingly, holders of new debentures could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the new debentures to provide for such an adjustment may result in a deemed distribution to the holders of common stock.

Sale, Exchange or Redemption of the New Debentures

Upon the sale, exchange (other than a conversion or non-taxable exchange) or redemption of a new debenture (including the repurchase of a new debenture for cash pursuant to the exercise of a repurchase right in the event of a change in control), a United States holder generally will recognize capital gain or loss equal to the sum of the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, minus such holder’s adjusted tax basis in the new debenture. Any amounts of gain attributable to accrued interest or market discount, in excess of a de minimis amount, however, will be taxed as ordinary income (as discussed above under “— Payments of Interest on the New Debentures”) to the extent the United States holder has not previously included such amounts in taxable income. A United States holder’s adjusted tax basis in a new debenture generally will equal the holder’s cost in acquiring the new debenture increased by the amount of any accrued but unpaid interest and market discount previously included in the holder’s taxable income and reduced by any bond premium that the holder has amortized in respect of the new debenture. Capital gain or loss will be long-term capital gain or loss if the holder’s holding period in the new debenture is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by non-corporate United States holders before January 1, 2011 are taxed at a maximum rate of 15%. Short-term capital gains recognized by non-corporate United States holders, and all capital gains recognized by corporate United States holders, are taxable at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Conversion of the New Debentures

If a United States holder receives solely cash in exchange for new debentures upon conversion, the United States holder’s gain or loss will be determined in the same manner as if the United States holder disposed of the new debentures in a taxable disposition (as described above under “— Sale, Exchange or Redemption of the New Debentures”).

If a combination of cash and stock is received by a United States holder upon conversion of new debentures, the conversion should be treated as a recapitalization for federal income tax purposes. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over a United States holder’s tax basis in the new debentures (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a United States holder would receive in respect of the fractional share and the portion of the United States holder’s tax basis in the new debenture that is allocable to the fractional share. Any cash or common stock received which is attributable to accrued interest will be deemed to be a payment in respect of such accrued interest and, depending on the holder’s method of accounting for tax purposes, may be subject to tax as ordinary interest income upon receipt. Any other gain or loss recognized on conversion generally would be capital gain or loss (except to the extent of accrued market discount not previously included in income) and would be long-term capital gain or loss if, at the time of the conversion, the United States holder has a holding period for the new debenture that is longer than one year.

The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the new debenture that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A United States holder’s holding period for shares of common stock would include the period during which the United States holder held the new debentures, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Possible Effect of the Change in Conversion Consideration

In certain situations, we may provide for the conversion of the new debentures into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified new debenture could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Dividends on Common Stock

Distributions, if any, paid on the common stock after a conversion generally will be treated as dividends to the extent of our current or accumulated earnings and profits. If you are a noncorporate United States holder, dividends paid to you before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the common stock will generally be qualified dividend income. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder’s basis in the common stock and thereafter as capital gain.

Sale of Common Stock

Upon the sale or exchange of common stock, except as described below, a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the United States holder’s holding period in the common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by non-corporate taxpayers before January 1, 2011 are taxed at a maximum rate of 15%. The deductibility of capital losses is subject to certain limitations. Any amounts of gain on the sale or exchange of common stock, however, will be taxed as ordinary income to the extent of any accrued market discount in respect of the new debentures that was not previously taken into account prior to or in connection with the conversion of the new debentures into common stock.

Backup Withholding and Information Reporting

A noncorporate United States holder generally will be subject to information reporting requirements, on Internal Revenue Service Form 1099, in respect of:

•	payments of principal and interest on a new debenture or dividends on common stock within the United States, including payments made by wire transfer from outside the United States to an account the holder maintains in the United States, and

•	the payment of the proceeds from the sale of a new debenture or common stock effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments to a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE AND OF HOLDING AND DISPOSING OF THE NEW DEBENTURES AND COMMON STOCK ACQUIRED UPON CONVERSION OF THE NEW DEBENTURES. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE UNITED STATES ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE AND OF HOLDING AND DISPOSING OF THE NEW DEBENTURES AND COMMON STOCK ACQUIRED UPON CONVERSION OF THE NEW DEBENTURES, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and the related consolidated financial statement schedule incorporated into this offering circular by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing therein.

BELDEN CDT INC.

Exchange Offer for Any or All Outstanding

4.00% Convertible Subordinated Debentures due 2023

Questions, requests for assistance and requests for additional copies of this offering circular, any documents incorporated by reference into this offering circular or the accompanying letter of transmittal should be directed to the exchange agent and information agent at the telephone numbers set forth below.
You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

The exchange agent for the exchange offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 723
New York, New York 10006
Attention: Corporate Actions
(212) 430-3774

The information agent for the exchange offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 723
New York, New York 10006
Attention: Corporate Actions
Banks and Brokerage Firms Call: (212) 430-3774
All Others Call (Toll-Free): (866) 807-2200

Offering Circular dated March 5, 2007.